Exhibit 99.2

FISCAL 2016 SECOND QUARTER CONFERENCE CALL TRANSCRIPT

February 8, 2016 / 05:00 PM EST

On February 8, 2016, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2016 second quarter, ended December 31, 2015. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Jim Storey Premier, Inc. - VP of IR

Susan DeVore Premier, Inc. - President & CEO

Mike Alkire Premier, Inc. - COO

Craig McKasson Premier, Inc. - CFO

Durral Gilbert Premier, Inc. - President of Supply Chain Services

CONFERENCE CALL PARTICIPANTS

Lisa Gill JPMorgan - Analyst

Jamie Stockton Wells Fargo Securities, LLC - Analyst

Jeff Garro William Blair & Company - Analyst

Richard Close Canaccord Genuity - Analyst

Sean Dodge Jeffries LLC - Analyst

Michael Cherny Evercore ISI - Analyst

Elizabeth Blake BofA Merrill Lynch - Analyst

Mohan Naidu Stephens Inc. - Analyst

Garen Sarafian Citigroup - Analyst

Eric Coldwell Robert W. Baird & Company, Inc. - Analyst

Nicholas Jansen Raymond James & Associates, Inc. - Analyst

Gene Mannheimer Topeka Capital Markets - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Premier, Inc. fiscal second-quarter 2016 financial results conference call.

(Operator Instructions)

At this time, it is my pleasure to introduce your host Jim Storey. Please begin.

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Jim Storey - Premier, Inc. - VP of IR

Thank you, Joe, and welcome, everyone, to Premier, Inc.’s fiscal 2016 second-quarter financial call. Our speakers today are Susan DeVore, President and Chief Executive Officer; Mike Alkire, Chief Operating Officer; and Craig McKasson, Chief Financial Officer. Susan, Mike, and Craig will review the quarter’s performance and discuss the outlook for the remainder of our fiscal year.

Before we get started, I want to remind everyone that copies of our press release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com. Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them.

Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K and Form 10-Q, and we encourage you to review these detailed safe harbor and risk factor disclosures. Please also note that, where appropriate, we will refer to non-GAAP financial measures to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release in the appendix of the supplemental slides accompanying this presentation and in our form 8-K filing with the SEC which we expect to file soon.

Now let me turn the call over to Susan DeVore.

Susan DeVore - Premier, Inc. - President & CEO

Thanks, Jim, and hi, everyone. On behalf of our entire management team, I want to start off today’s call with a sincere thank you to our member health systems, our suppliers, our business partners, and our employees for helping Premier to achieve great financial performance in our second quarter, capping off a strong first half of fiscal 2016.

We believe that this financial performance is indicative of the performance improvement platform that we have co-created with our health systems. Our business model, with a diversified set of capabilities to assist our members’ quest to improve performance in the dynamically changing healthcare landscape, drives our confidence in our ability to deliver continued growth in virtually any reform environment.

Following a quick review of our financial performance, I will share my thoughts on how and why we continue to deliver consistent growth and consistent performance in this ever-changing business climate. Mike Alkire will continue the discussion with a review of how we are executing in the marketplace. And Craig McKasson will conclude our prepared remarks with a more detailed review of our financials.

So let’s quickly review the second-quarter performance. Our provider-centered healthcare solutions company produced 17% year-over-year gains in both consolidated net revenue and adjusted EBITDA, driving an 18% increase in non-GAAP adjusted fully distributed net income. During the quarter, we experienced significant revenue growth across both supply chain and performance services including contributions from our recent acquisitions of CECity, Healthcare Insights, and InflowHealth.

Year-over-year growth of 13% in supply chain services net revenue exceeded our expectations, fueled by a 7% increase in net administrative fees revenue and 22% growth in products revenue from our direct sourcing and specialty pharmacy businesses. Supply chain services segment adjusted EBITDA climbed 11% from a year ago, primarily due to net administrative fees revenue growth.

In performance services, SaaS-based subscriptions and renewals, as well as strong growth in our advisory and research services businesses, drove the 27% revenue increase. We continue to experience growth in the use of our advisory services and research capabilities, with particular uptake of our population health services. With efficient and timely integration, our recent CECity and Healthcare Insights acquisitions provided meaningful contributions as well.

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Performance services segment adjusted EBITDA jumped 49% year over year, well above our expectations, in large part due to operating leverage from our existing technology and advisory services businesses and contributions from our recent acquisitions. As we have said in the past, the chassis is already built. Based on these results and our current outlook and assumptions for the remainder of the fiscal year, we are raising our fiscal full-year guidance for consolidated revenue, adjusted EBITDA, and adjusted fully distributed earnings per share.

Craig will discuss the specifics when he reviews our financial results in more detail. When I think about our second-quarter financial performance and look out over the second half of fiscal 2016 and beyond, I see financial performance and growth that reflects the powerful capabilities inherent in our business model. I see multiple revenue drivers working in unison as we partner with our members to solve the cost, quality, safety, and population health challenges faced by our nation’s healthcare providers.

At Premier, we believe change and challenges help expand the relationships we have with current members and attract new customers to our company. So whether they be changing payment models, fluctuations in patient utilization patterns, intensifying cost pressures, these market challenges are in many ways the fuel that drives business growth through our integrated solutions platform. Over our 20 plus-year history, we have developed the capability for anticipating these changes and taking the necessary steps to prepare our member health systems to respond and to prosper in this environment.

Ours is a business model that positions us at the heart of our nation’s healthcare transformation. Let’s look at population health. Over just the past few years, we have all witnessed the emergence of alternative payment models and population health management.

We saw this coming and have worked with both the government and our member health systems toward an effective transition. At the end of our second-quarter, approximately 750 hospitals and health systems across the country were using our population health services and/or technology. And just a few weeks ago, we were named the top value-based care advisory services solution in the best in KLAS report for 2015/2016.

When you sum it all up, our key differentiator lies in the fact that our entire organization is built around our ability to understand the trends and their resulting requirements on healthcare providers. We collect and analyze vast amounts of data from disparate sources and combine them into performance improvement platforms that are critical to provider success in this evolving landscape. We help them arrive at actionable insights, drive fact-based decisions, and scale those insights cost-effectively across their enterprises.

These decisions help reduce supply chain costs from pharmaceuticals to medical devices. They improve quality and safety in the delivery of care. They identify areas of waste, overuse, and misuse. And they provide predictive analytics for effective population health management.

Since 2013, we have been partnering in this way with Inova, a large northern Virginia health system. Inova is one of our all-in members using a combination of supply chain and technology offerings as well as advisory services. It is also one of the top health systems in the metro Washington, DC area serving more than 2 million people annually.

Through its collaboration with Premier over the past 2.5 years, Inova has reduced mortality and readmissions, achieved unprecedented “A” grades in national patient safety ratings at all five of their hospitals and saved more than $250 million in total care costs including more than $50 million in supply chain cost savings alone. So in short, we are equipping our member health systems with the technology, the insights, the advisory services necessary to succeed in the current or any future reform environment.

So these are some of the Premier attributes that explain the how and the why behind our strong and consistent financial growth. We believe our second-quarter financial performance and the drivers behind this performance tell the story of how Premier is winning in the marketplace, and more importantly, why Premier, in partnership with our members, is well-positioned to lead the transformation to lower cost, higher quality, population-focused healthcare delivery in the years to come. So with that, let me turn the call over now to Mike Alkire, our Chief Operating Officer.

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Mike Alkire - Premier, Inc. - COO

Thanks, Susan, and thanks, everyone, for joining us today on our conference call. I want to provide a little bit more color as to why we are winning in the marketplace, as well as give you some examples of where and how we are driving growth and innovation.

We work together with our healthcare systems every day to strengthen our relationships. We are constantly evaluating what they want and what they need and importantly why they choose to work with Premier. Understanding and acting on the strength of our relationships provide our roadmap for future success and the springboard for continuous improvement, both of which are necessary components of leadership in this highly complex and rapidly evolving marketplace.

We believe Premier has a number of attributes that differentiate us from our competitors. I went to reiterate three of these differentiators for you today. While you may have heard these points before, reviewing them here is important because they help place our second-quarter financial performance and future potential into perspective.

First, Premier has significant scale and alignment. We work with approximately 74% of US community hospitals and are majority owned by the health systems that built our Company.

Many of our employees are embedded inside these health systems, working to test, prove, and fast-track solutions in a real-world environment through our member aligned channel. They recognize us as their trusted partner.

Second, our solutions are data-driven and technology enabled by our cloud-based PremierConnect platform. PremierConnect houses our performance improvement solutions that enable our members to operate in an increasingly complex environment, driving cost and quality improvement through their systems over the short term and population health management solutions over the long term.

We are continually evolving our PremierConnect platform across domains that align our capabilities with the performance improvement imperative of our members in the areas of cost reduction, quality and safety improvement, and population health management. Significantly, our analytics platform is vendor neutral and payer agnostic so we can acquire, validate, integrate, and analyze data from the multiple disparate data sources across our member organizations.

And third, our solutions are integrated and work across the continuum. Healthcare providers today need more than one-off tools and engagements. They are looking for integrated solutions that help improve productivity across their entire systems, including physician practices, outpatient clinics, and extended care facilities, comprehensive solutions for today’s challenging healthcare environment.

So let me give you an example. The federal government has been aggressively implementing payment and delivery reforms as part of the Affordable Care Act, making fee for value and population health a reality for both health systems as well as physicians. Physician alignment and engagement will be critical to success in this environment.

Premier has been addressing the physician enterprise needs of our members through existing technology capabilities. The strategic deployment of capital to acquire CECity, Healthcare Insights, and InflowHealth in the first half of the fiscal year gives us the capability to drive faster and further development in this area.

InflowHealth brings additional expertise and analytics around physician benchmarking and productivity. Healthcare Insights adds financial management solutions including service line analytics to enable bundled payments. And CECity’s ambulatory footprint is essentially a mirror of Premier hospital inpatient and outpatient quality improvement and reporting capabilities.

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Today, we have a truly unique set of offerings that allows our members to build networks and measure their overall clinical performance across the care continuum. We are proud of these capabilities and believe they clearly differentiate Premier in the market.

Now let’s take a moment to drill down into the integration of CECity. Since its acquisition less than six months ago, we have been generating strong momentum across a number of channels. In terms of sales bookings, our fiscal second quarter was the largest in CECity’s history.

We believe this achievement is in part from the growing recognition of and the need for ambulatory provider quality improvement and reporting capabilities resulting from requirements under the new macro legislation as well as from our ability to rapidly integrate these solutions into the Premier channel. The combination of Premier and CECity has opened or expanded three channels where we see significant new opportunities.

First, in the area of physician performance management and value-based payment reporting, we are experiencing strong demand for the physician quality reporting system product called “PQRS Wizard” - both through our eCommerce channel as well as directly through Premier member health systems. As more providers join PQRS as penalties increase in the next year, we anticipate the demand to grow further.

Second, we’re also experiencing success in developing channel partnerships with major EHR companies. Given Premier’s core competency in managing the constantly changing regulatory quality requirements, EHR organizations are selecting us for the unique specialized registry network capabilities we have in place.

These capabilities serve to streamline public health reporting across their broad customer base for the purpose of meeting new meaningful use requirements. Through CECity, we have been working in this capacity with Athena Health since 2014, but just recently also contracted with three other major EHR providers.

Third, we are seeing an increase in the interest and acceleration of research opportunities with Big Pharma. Pharma industry is increasingly being pressured by health systems, ACOs, and their population health management delivery models, as well as by payers, employers, and PBMs to demonstrate the value of their drug therapies. We believe we have the leading platform to support these types of assessments across the care continuum.

We recently entered into collaborative agreements with Genentech, Merck, and Pfizer that are intended to leverage our platform across hospitals and difficult to reach ambulatory providers to assess the effectiveness of care decisions and outcomes as measured by registry-collected performance data to improve the health of patients. We expect these enhanced research capabilities to enable the real-world assessment of how new drug therapies perform in specific patient populations to create the best protocols for managing disease.

So staying on the topic of research, we announced last week that we won a key contract to support the implementation of the government’s Million Hearts program. CECity is part of a team addressing implementation of the Million Hearts Cardiovascular Disease Risk Reduction Payment Model, which is the first test to determine if financially rewarding physicians for reducing the risk of first heart attacks or strokes among high risk patients produces better outcomes.

Now let’s look at some other achievements across our business since our last quarterly conference call. In terms of integrated offerings that span our supply chain and performance services capabilities, we secured two new relationships over the past week. Health Partners, which is located in Minnesota and western Wisconsin, has just contracted with Premier for our group purchasing services and integrated supply chain analytics powered by the PremierConnect technology platform.

Health Partners is the largest consumer-governed, nonprofit healthcare organization in the nation, serving more than 1.4 million medical and dental health plan members nationwide. The care system includes more than 1,700 physicians, 7 hospitals, 55 primary care clinics, 23 urgent care locations, and numerous specialty practices.

MercyRockford Health System, a vertically integrated regional health system with five hospitals and more than 560 employed physician partners in northern Illinois and southern Wisconsin, has chosen Premier to provide supply chain services as well as our PremierConnect technology analytics. Formed in January 2015 through the merger of Mercy and Rockford Health Systems, MercyRockford also operates a wholly-owned insurance company, 80 outpatient clinics, and offers a host of complementary services such as retail pharmacy.

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

As new members of Premier, both Health Partners and MercyRockford provide examples of the robust pipeline we continue to maintain in group purchasing as well as across our entire cloud-based PremierConnect platform. Moreover, we believe our integrated capabilities spanning group purchasing services, integrated supply chain analytics, and our PremierConnect performance improvement platform position Premier extremely well to capitalize on any marketplace disruptions.

In the second quarter, 17 health systems contracted for our PremierConnect supply chain solution. PremierConnect supply chain is our cloud-based procure-to-pay analytics suite that allows users to integrate, monitor, plan, and manage supply chain and financial work streams. This enables smart enterprise-wide procurement decisions across the entire healthcare provider system.

We also continued to see growing member participation in our integrated pharmacy programs in the second quarter. We believe this demonstrates that our provider-centric pharmacy offerings have strong appeal as health systems turn to Premier for assistance in the delivery of integrated care to their complex and chronic patients. We are now working with 39 systems that are taking advantage of our provider-centric integrated pharmacy capabilities.

In conclusion, Premier’s relationships with our member healthcare systems continued to grow in the second quarter. We solidified our leadership position as an integrated technology and supply chain services platform through which our healthcare systems can continue to innovate new delivery models to reduce costs and improve quality and safety. I am excited with our recent wins and the future potential our platform holds for both existing and emerging needs for our members and the healthcare community.

With that, I would like to turn the call over to Craig McKasson, our Chief Financial Officer.

Craig McKasson - Premier, Inc. - CFO

Thanks, Mike, and good afternoon, everyone. I will begin my comments with a brief overview of our second quarter and then I will discuss our raised financial outlook for FY2016 in more detail. This afternoon, we reported another strong fiscal second quarter with consolidated net revenues of $291.7 million representing 17% growth from a year ago.

Supply chain services net revenue increased 13% to $203.1 million, and performance services net revenue increased 27% to $88.6 million. The 13% growth in supply chain services surpassed our expectations driven by our core GPO business where net administrative fees revenue increased 7%. The year-over-year growth in net administrative fees revenue exceeded our expectations largely driven by contract penetration in both acute and alternate site members.

In addition, the ongoing impact of the recruitment and conversion of members continued to positively impact our growth. We continue to experience the benefit from positive overall utilization trends as well, although at a more normalized level. Product revenues increased 22% in the quarter.

Growth in direct sourcing was primarily as a result of the ongoing expansion of member demand in our glove and apparel product lines. Specialty pharmacy growth was driven by continued member support, including the ramp-up of newer members that have joined our specialty pharmacy program.

In performance services, the 27% revenue increase resulted from continued growth of our PremierConnect SaaS-based subscriptions and renewals with all of our PremierConnect domains achieving year-over-year increases.

Our advisory services business also turned in a very strong performance during the quarter, primarily driven by population health and research engagements. From a population health perspective, we are seeing demand in critical areas like clinically integrated network development. We continue to enhance our research offerings and are developing long-term strategic partnerships with Big Pharma for large research opportunities.

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Helping to fuel our second-quarter growth were the contributions from our recent acquisitions of CECity and Healthcare Insights, which remain on track to deliver the combined revenue of $30 million to $35 million that we included in our FY2016 guidance. Excluding these inorganic contributions, we generated double-digit growth in performance services for the quarter.

Consolidated adjusted EBITDA of $116.1 million for the second quarter represents a 17% increase from a year ago, with supply chain services increasing 11% and performance services up 49%. The increase in supply chain services adjusted EBITDA exceeded expectations and primarily reflects the growth in net administrative fees as well as effective management of operating expenses.

The 49% growth in performance services adjusted EBITDA also exceeded our expectations and primarily resulted from leverage we achieved in the quarter given strong advisory services performance, contributions from our recent acquisitions, and the effective management of operating expenses. Because the chassis is built for many of our businesses, we do have an ability to generate leverage from additional revenue with lower incremental cost.

Looking at the bottom line, non-GAAP adjusted fully distributed net income increased 18% to $61.7 million for the quarter, compared with $52.1 million last year. Non-GAAP adjusted earnings per fully diluted share increased to $0.42 per share from $0.36 per share last year. As a reminder, we do guide to adjusted fully distributed earnings per share given our corporate structure and quarterly member owner share exchange process.

This non-GAAP measure calculates income taxes at 40% on pre-tax income as though the entire company is a taxable C-corporation and includes all of the company’s Class A and Class B common shares in the share count determination. From a liquidity and balance sheet perspective, cash flow from operations for the second quarter was $116.1 million compared with $107.8 million last year.

Free cash flow for the second quarter was $71.3 million compared with $67.1 million last year and represents 61% of adjusted EBITDA. We do continue to expect that full-year free cash flow will represent between 40% and 50% of adjusted EBITDA. At December 31, 2015, our cash, cash equivalents, and short and long-term marketable securities totaled approximately $251.6 million compared with $469.5 million at December 31, 2014.

We had an outstanding balance of $100 million on our five-year $750 million revolving credit facility. We did utilize approximately $315 million in cash during the first quarter along with $150 million of our credit facility for the purchases of CECity and Healthcare Insights. We paid down $50 million of that credit facility balance during the second quarter ended December 31, 2015.

Now let’s turn in more detail to guidance. We are raising our fiscal full-year consolidated guidance ranges for supply chain services and net revenue by $10 million, adjusted EBITDA by $5 million, and adjusted fully distributed earnings per share by $0.03. This is based on stronger than anticipated year-to-date revenue performance in our supply chain services business and stronger than expected adjusted EBITDA performance in both supply chain services and performance services and is reinforced by our high visibility into overall estimated revenue available under contract.

Our guidance also depends on certain key assumptions in each segment and targets double-digit percentage gains in organic consolidated net revenue and adjusted EBITDA, revenue from phase 2 of the Partnership For Patients initiative, a one-year contract award from the government that began in October, and meaningful contributions from our recent CECity and Healthcare Insights acquisitions. Additional assumptions underlying our guidance are included in our earnings release issued earlier today.

I would like to note as previously discussed that we do expect to experience seasonality with CECity’s financial performance as a result of the annual deadlines for the physician quality reporting system process in the January to March quarter of each year. As a result, we do expect that business to generate higher revenues in the third quarter of our fiscal year.

Our FY2016 full-year guidance now reflects year-over-year consolidated net revenue growth of 15% to 18% comprised of 9% to 12% revenue growth in supply chain services and 31% to 35% growth in performance services. We expect non-GAAP adjusted EBITDA to increase 9% to 14% and non-GAAP adjusted fully distributed earnings per share to increase 10% to 15% from the prior year as well.

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Finally, let me provide a quick update on our most recent quarterly exchange, which took place on February 2. Approximately 1.6 million shares were exchanged into Class A shares. As a result, members have now cumulatively exchanged 12.8 million shares out of a potential amount of approximately 32 million Class B shares that are currently eligible for exchange following our IPO.

We now have 45.2 million public shares and we continue to add additional liquidity and float over time. Our next quarterly exchange will occur on May 2. With that, let me turn the call back over to Susan.

Susan DeVore - Premier, Inc. - President & CEO

Thanks, Mike and Craig. So in addition to our financial review and outlook, we have shared a number of business wins and developments with you today. We think this is important for three primary reasons.

First, we believe that it tangibly demonstrates the trusted partnership we have built with our members and shows the many areas that they are turning to us for solutions. Second, we think these examples provide you, our investors, with a more granular view of the multiple sources of revenue that are driving our business. And finally, these examples represent the steady flow of business that is the foundation on which we build our guidance expectations.

So with that, operator, we are ready to open the line for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Lisa Gill.

Lisa Gill - JPMorgan - Analyst

Good afternoon, Susan. Thank you so much for all the detail and congratulations on a great quarter as well as the business wins. I just want to make sure that I understand something correctly around the performance services. As we think about this quarter and then we think about the guidance you have for the back half of the year, is it really primarily just this January to March timeframe of what you’re going to see in CECity or is there something else that’s really back-half driven as we think about that part of the business?

Susan DeVore - Premier, Inc. - President & CEO

So I would say that we think performance services is on track doing all the things organically that we expected it to do. The variation we expect really is driven by this reporting cycle in the third quarter.

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Craig McKasson - Premier, Inc. - CFO

This is Craig. The only other thing I would add, Lisa, which I know you are aware of, is we do have the benefit for the full back half of the year from the Partnership For Patients contract, which didn’t start until October so that’s a little more back weighted to the back end of the fiscal year.

Lisa Gill - JPMorgan - Analyst

Can you just help me to understand what are some of the key drivers for the margin? The margin was great in the quarter. Obviously, the guidance you’re giving is — we expect to see strong margin in this business. Is it just that you are starting to get the leverage? Is it the acquisitions that you made? I know some of them are higher margin. How do we think about that margin profile as we move forward?

Craig McKasson - Premier, Inc. - CFO

Yes, that’s a great question, Lisa. This is Craig. As we indicated, we had a strong quarter, adjusted EBITDA for performance services at $34.5 million, which was again 49% year-over-year growth but also generated an EBITDA margin in the quarter of approximately 40%. What we traditionally talked about expecting in that side of our business is EBITDA margins to be in the mid 30%s but it can vary occasionally from quarter to quarter as a result of some of the variability, particularly in our advisory services business. As we can have certain revenue recognition come from some of those consulting arrangements, it can cause a little bit of peaks and valleys in terms of the EBITDA margin you might see in an individual quarter but for the full year, we still expect that adjusted margin from that business to be in the mid 30%s.

Lisa Gill - JPMorgan - Analyst

Okay. Very helpful. Thank you.

Operator

Jamie Stockton.

Jamie Stockton - Wells Fargo Securities, LLC - Analyst

Good evening. I guess maybe first and I can’t remember if it was Susan or Mike that mentioned this, but you said that you had 750 hospitals that were using Premier for some combination of population health services and technology. Could you just at a high level talk about what they are using today and maybe what you would like to see them incrementally adopt in the future? Where are we today with these facilities? What are kind of the really meaty things incrementally that you feel like you can go knock out? If you could touch on that, that would be great.

Susan DeVore - Premier, Inc. - President & CEO

First thing I would say is they are using a lot of advisory services so they are building clinically integrated networks and all the things that go with actually being able to build an ACO or build the infrastructure to take on bundled payment. That then connects them to PremierConnect and our domains where we help them with the analytics and the technology for not only the regulatory reporting for ACOs and those kinds of entities but also the financial analytics and the technology that go with figuring out how you transition in bundled payment from fee-for-service to pay-for-value. So we have bundled payment analytics and technology. We have risk stratification. We have advisory services. We have our PremierConnect technology platform that helps them do all the reporting they need to do. And we also have the collaboratives where we are bringing hundreds of them together and they are sharing their models. They are sharing their contract templates, and they are doing all of that stuff through us.

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Jamie Stockton - Wells Fargo Securities, LLC - Analyst

Should we think about the opportunity with those facilities as being largely addressed at this point and it’s really about taking your offering into the rest of your client footprint?

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Susan DeVore - Premier, Inc. - President & CEO

No, I actually think it’s both. So within the 750, it’s taking them from step one which is an assessment of where they are to step two which is build a clinically integrated network to step three being an ACO to step four or three or four to be in a bundled payment and to have all the capabilities that go with that to then step five and six and seven which is around how do you manage the care of the patients. I’d say we are in early innings even with the 750, and we are continuing to sell it across the rest of the footprint.

Jamie Stockton - Wells Fargo Securities, LLC - Analyst

Okay. That’s great. And maybe just one more. You know, you have this large combination going on with MedAssets and Novation. Could you just talk about whether you’re seeing anything in the marketplace as a result of that? Is there — are there going to be situations where those two organizations or maybe primary and secondary GPO with some health systems and there is going to be opportunities to get in incrementally just as a result of health systems not wanting to be too completely aligned. If you could just touch on that, that would be great.

Susan DeVore - Premier, Inc. - President & CEO

Yes, so we are seeing opportunities and in fact, the two that we talked about on the call, the two new supply chain relationships are both coming from entities that are part of that consolidation. So we think that with the strength of our balance sheet and the ability to be nimble with the integration that we have already done for years where our supply chain and our clinical businesses are already integrated on a platform, and we think the end-to-end capabilities we have both on the supply chain and the quality and regulatory and improvement side. You know, we have a scale and we are seeing opportunities where folks want that integrated set of solutions and think there might be quite a bit of disruption in the marketplace.

Jamie Stockton - Wells Fargo Securities, LLC - Analyst

Okay. Thank you.

Operator

(Operator Instructions)

Jeff Garro.

Jeff Garro - William Blair & Company - Analyst

Hi. Congratulations on another nice quarter and thanks for taking the questions. I want to ask that the release mentioned that your guidance reflects outperformance in the first half of the fiscal year, but maybe you can discuss how the drivers of that first half outperformance might provide very high visibility for the second half of the fiscal year.

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Craig McKasson - Premier, Inc. - CFO

This is Craig. So Jeff, we always provide at the beginning of our fiscal year kind of our estimated revenue available under contract and understanding how we are performing, and so that continues to improve throughout the year which is what gives us confidence in the back half, results that we anticipate to achieve. What I would say relative to CECity’s contribution is obviously we have talked about the PQRS reporting period and what we anticipate in the third quarter as a result of that. The pre-sign-ups that we have seen for that PQRS business have gone very well, very much in line with our expectations and the guidance that we set forth for that business to deliver this year. And then we are continuing to experience the high retention and renewal rates that we always expect and anticipate which gives us a lot of confidence in the back half of the year and our ability to achieve the guidance ranges that we’ve updated today.

Jeff Garro - William Blair & Company - Analyst

Great. Great. As then a follow-up to that. I would say in the quarter, the net administrative fees for year-over-year growth declined as you forecasted but it declined at a more moderated pace than we had expected. Should we expect a continued moderated glide path through the rest of the fiscal year? Or would you anticipate a more dramatic fall off?

Craig McKasson - Premier, Inc. - CFO

That’s a good question, Jeff. As we’ve talked about before when we established our guidance for the year, we anticipated mid-single-digit growth this year. We did fully expect given year-over-year comps that the first quarter would be the most dramatic or significant growth level, which it was. We expected that to normalize in the second quarter, and then I think you will continue to see that in the third and fourth quarter more so as a result of year-over-year comp comparisons but we still fully expect to see mid-single-digit growth in the back half of the year with the current utilization patterns and trends that we’re experiencing across the acute and ambulatory footprint.

Jeff Garro - William Blair & Company - Analyst

That’s great. I’ll hop back in the queue.

Operator

Richard Close.

Richard Close - Canaccord Genuity - Analyst

Hello. How are you? Thanks for the question. You’ve really called out strength in advisory services here numerous times and opportunities with population health going forward. Can you talk a little bit about maybe the one-time nature with respect to those advisory services and just the composition of revenue in performance recurring versus nonrecurring and how you expect that to trend over time?

Susan DeVore - Premier, Inc. - President & CEO

Why don’t I start and then you can talk about the financial recurring/nonrecurring. We view this population health as one of many doors in. So if they join the collaborative, there is a collaborative fee for that, Richard, that continues multi-year

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

and then out of that comes relationships for specific things that they need to build on that journey to build the infrastructure for population health. So for us, it may be individual engagements but they get built upon one at a time and they become more and more integrated. They also pull through technology and pull through analytics and sometimes pull through opportunities over on the supply chain side as well. Although it’s individual engagements, they are part of this larger sort of multifaceted advisory and technology capability. We meet them where they are and then we take them to the next level. And so it’s a continuing set of relationships.

Craig McKasson - Premier, Inc. - CFO

And this is Craig. I think as we’ve talked about in the past, our performance services segment is typically comprised of about 60% of the business being technology and 40% being advisory services. We are continuing to see that ratio in terms of the performance of the business. Obviously, the technology side from a recurring perspective is much higher given the SaaS subscriptions and the longer-term nature of those. In advisory services, I would point out that a subset of that business is the collaboratives we talked about which is more subscription-based recurring revenue. And then I’ll say advisory component that’s more consultative in nature may be episodic, although as Susan discussed, it does highlight and create new opportunities for extensions and expansions of those programs but it’s not pure recurring like you would expect in a technology SaaS-based offering.

Richard Close - Canaccord Genuity - Analyst

Okay. Thank you. As a follow up with respect to CECity, you talked about — I don’t know if it was Mike or yourself, Craig, talking about it was the largest bookings quarter they have had in their history. Is there any order of magnitude you can give us in terms of either the year-over-year growth or overall size of the bookings in the quarter?

Craig McKasson - Premier, Inc. - CFO

Yes, this is Craig. We are not disclosing specific numbers. I can tell you it was a significant increase over what they booked in the past and the bookings are in line with the trajectory of revenue guidance that we provided.

Richard Close - Canaccord Genuity - Analyst

Okay. Thank you. Congratulations.

Operator

Sean Dodge

Sean Dodge - Jefferies LLC - Analyst

Good afternoon. Thanks. Congratulations. On PremierConnect supply chain, it seems like it has been very helpful in winning some engagements recently including the two that Mike had highlighted in his prepared remarks. How should we think about the monetary benefit that accrues to Premier over time for deals like these? It seems like they span multiple revenue buckets. As so there’s certainly a software subscription component but is there also a pretty significant advisory project there too to get them implemented? And I would suspect that the real benefit of these over the long run is the significant levels of GPO contract penetration that they could potentially drive.

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Mike Alkire - Premier, Inc. - COO

This is Mike. I will take the first pass and then Susan and Craig can sort of add on. So as you think about these conversions, they offer a number of obviously accretive revenue streams. First is during the conversion, there’s oftentimes advisory services to help organizations try to deliver those cost and quality imperatives that they have set out as part of the relationships that they create with us. That’s number one. Number two, there is that technology element that we have with the PremierConnect supply chain and that starts with analytics around how to most appropriately use our portfolio all the way to analytics around benchmarking pricing, and then the whole focus around technology enablement of their sort of process or their workflow in managing their supply chain. And then finally, over time obviously we are looking at opportunities to bring down costs by driving higher levels of penetration into our contracts. And so you’ll see utilization obviously going up of our contracts which will net out for better pricing for them and then higher net admin fees for us.

Sean Dodge - Jefferies LLC - Analyst

Okay. Thank you. And then on the admin fee growth, Craig mentioned the conversion of new members as a driver. It’s a driver we have been mentioning going back multiple quarters now. How big of a contributor was this to growth in this quarter and how long is the tail here? How long can the conversion of new members continue to be a pretty significant driver of growth?

Craig McKasson - Premier, Inc. - CFO

Yes, so this is Craig. Our expectation is that we continue to add new members regularly on a quarter-over-quarter basis so we would expect there always to be a tail, if you will, of growth coming from the addition of new members. But the majority of our growth is definitely coming from contract penetration of our existing members. Growth in both acute and ambulatory settings is driving a lot of our growth, augmented by the recruiting and conversion of new members that we have coming onto the portfolio.

Sean Dodge - Jefferies LLC - Analyst

Great. Thank you again.

Operator

Michael Cherny.

Michael Cherny - Evercore ISI - Analyst

Evening, guys. Thanks for all the color so far. So I think it was Jamie that asked the question about the competitive dynamics in the market given the pending merger of MedAssets and Novation. I maybe want to take that question a different way, if we can go back in time a little bit. The last time we really had any type of meaningful consolidation of the market I believe was the MedAssets-Broadlane deal. If you think back then, obviously you guys were private at that point. Could you talk about just some of the challenges other players or customers of your competitors had in the market at that point, and maybe just give it as a little bit of anecdote for what we can expect that the potential for you guys to potentially use this disruption or use the merger to potentially gain share?

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Susan DeVore - Premier, Inc. - President & CEO

Yes. That was quite a number of years ago, and sort of the way we saw it play out, one, it heavily leveraged MedAssets and we think made it more difficult to acquire and build sort of future state capabilities. Secondly, it disrupted the market where people with a merger of two very different kind of cultures said we ought to just go look and see what’s out there. And so our portfolio in this end-to-end sort of supply chain capability that we have stood out pretty differently, and so I think if we look at our market share and the market share sort of taking position that we’ve had over the last eight years, I guess it’s been since the Broadlane deal. We think this is sort of a similar but larger-scale disruption in terms of trying to bring four cultures together because you have got the UHC, the VHA, the Novation and now the MedAssets technology, portfolios, culture. And we think it’s an opportunity to take an integrated already built platform of capabilities to the market to people who are interested in looking.

Michael Cherny - Evercore ISI - Analyst

Thanks, Susan. I just love playing the look-alike game as much as I can. Craig, one question for you. Given the growth in performance services and given the inorganic investments, I would expect at some point that you might see a step up in the R&D spend for the organization. As you think about that as a teeny tiny line item right now, is there any time in the future where you can envision it being an important component of spend or is this the type of area where you can essentially just maintain along with what you have and you don’t have to reinvest back in the platforms?

Craig McKasson - Premier, Inc. - CFO

Yes. That’s a good question, Mike. Couple of comments with respect to R&D. Number one, I would highlight that we do obviously have a lot of capitalized software that is R&D that’s just from an accounting perspective capitalized. The way we look at what I would call gross R&D is expense plus the capitalized component that you see. The second point I would make is that we do narrowly define our research and development expense bucket to include expenses that are directly tied to just development. I think if you look at other organizations in the marketplace, they may capture things like data management and other components. We do not currently put those into our R&D expense line and you kind of got to look at the definitions as you compare what others are doing. Broadly to answer your question, we are always going to continue to innovate and look for new ways to enhance and augment our capability set to deliver the most value as possible to our members but try and do that as effectively and efficiently as we can from an expense standpoint.

Michael Cherny - Evercore ISI - Analyst

Great. Thanks. Great job on the quarter, guys.

Operator

Elizabeth Blake.

Elizabeth Blake - BofA Merrill Lynch - Analyst

Hi. Good evening. Thanks for taking my questions tonight. Craig, you were calling out higher contract compliance driving the GPO performance this quarter. How long can that continue to increase on the acute care side?

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Craig McKasson - Premier, Inc. - CFO

Great question. We’ve still think there is a lot of opportunity to continue to drive additional contract compliance, particularly with respect to some of the what we would call nontraditional categories that are more emerging. So if you think about facilities, IT, purchased services, areas of that arena, but we also do continue to see opportunity in the more classical med surge categories to drive additional penetration. And a lot of that can come from the application of the PremierConnect supply chain analytics that Mike just discussed a couple of minutes ago in terms of an ability to pull through penetration as we enhance their ability to understand the opportunities where they may not be taking advantage of our contracts.

Elizabeth Blake - BofA Merrill Lynch - Analyst

Okay. Great. That’s helpful. You all called out the pharma relationships on the research side. Could you maybe remind us, and maybe just an illustrative example would be helpful, how those relationships accrue to you financially?

Mike Alkire - Premier, Inc. - COO

So for the most — this is Mike. For the most part, we set up relationships with pharma on a fee-for-service basis leveraging our data tools and wrap around capabilities to help them however they see fit in the area of real-world research.

Susan DeVore - Premier, Inc. - President & CEO

And I think you know we talked a while back about repositioning research to have larger scale multi-year kinds of relationships and we have been building those, and I think from a financial perspective, our goal is to design real-world research projects that are unique and differentiated and longer term and larger size.

Elizabeth Blake - BofA Merrill Lynch - Analyst

Okay. That’s helpful. Thanks and congrats on the quarter.

Operator

Mohan Naidu.

Mohan Naidu - Stephens Inc. - Analyst

Hi, Susan. How are you? Thank you very much for taking my questions. Maybe for you or Mike on CECity. You guys talked about a record quarter, so that seems to be a very fast turnaround. I guess fast cross-selling to your base or is it the demand that was existing that came through in the nice timing in the quarter? How should we think about that?

Susan DeVore - Premier, Inc. - President & CEO

So, we think it’s so cool because first we took it to our channel and its individual physicians or our health systems, and if you think about it, Mohan, only about 30% of physicians are filing regulatorily yet. The penalties are going to get bigger

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

over time, so we think that percentage is going to increase in direct physicians and in health systems where we can combine all their quality reporting now and regulatory reporting on the hospitals and physicians. But it brought to us three or four other channels. One is the channel with Big Pharma and suppliers. The other is the channel with EHR vendors that we form some relationships with, and the channel of government contracts as well. It’s not only the Premier channel of member health systems but it’s these additional channels that are ramping up very fast.

Mohan Naidu - Stephens Inc. - Analyst

Okay. That was very helpful. Maybe one follow-up for Craig. Craig, I think you tried to address this or at least this question on EBITDA margins. In looking at specifically on your performance segment, the big ramp up in EBITDA margins, can you help us understand the magnitude that came in from maybe the growth in advisory services versus the lift that you got from maybe the acquisitions contribution in the quarter.

Craig McKasson - Premier, Inc. - CFO

Yes, Mohan, as you know, we don’t separately disclose all the individual elements. I do think you’ll see drivers in our 10-Q that will be filed tomorrow. But what I would say is that we had consistent performance from our ITS business. Our technology business continuing to deliver good consistent performance. We did have solid experience from the acquisitions delivering on the path that we would expect for the guidance ranges again that we put out of $30 million to $35 million in revenue from CECity and Healthcare Insights for this fiscal year and adjusted EBITDA contributions of $7 million to $9 million for the fiscal year from those two acquisitions. And then we did have I will say a stronger than average quarter from advisory services in the second quarter.

Mohan Naidu - Stephens Inc. - Analyst

Okay. Great. Thanks a lot for taking my questions.

Operator

Garen Sarafian.

Garen Sarafian - Citigroup - Analyst

Good afternoon, Susan. Good afternoon Craig, Mike. I guess at this point sort of a big picture question given the market volatility. With China slowing down and other parts of the world even less certain than in the US, commodity prices not going up certainly. How is that changing your sourcing strategy and how much of a good guide has it been even since your last earnings call? I’m just tried to get a better understanding of how much of a factor they can be and what the lag time would be to see the positives and the negatives.

Mike Alkire - Premier, Inc. - COO

This is Mike, and then Durral, you can add in. Obviously, when you look at what’s happening in the petroleum market and if you see the substantial reduction in the price of a barrel of oil, it gives us the opportunity to spend time with those suppliers that have a large raw goods cost of petroleum in their products and we have the ability to go back and obviously find opportunities to bring cost down. We are pretty much all over that. As it relates to China, it’s pretty much no different than what we have been doing in terms of constantly looking. This is obviously in our direct sourcing model, constantly looking for the best manufacturers who deliver us the highest quality products at the lowest cost. And these provide us opportunities for us to go back to the market to look for those additional manufacturers.

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Durral Gilbert - Premier, Inc. - President of Supply Chain Services

And I would say just Mike to add on to that. In that production area, we are looking at all countries in that Asian market because as oil prices, as labor prices, as commodity input prices change, obviously hedging, so I don’t think we are over concentrated in China versus anywhere else but it really gives us more leverage, as Mike you outlined, to move production and product manufacturing where we need it. I would say to the degree that commodity prices on the whole change, we do in instances we’ll tag our pricing to actually indexes as well so that as those indexes change, we are allowed to take updated prices on those products.

Garen Sarafian - Citigroup - Analyst

So the rule of thumb, for example, every $5 change in barrel of oil impacts earnings to this many cents?

Craig McKasson - Premier, Inc. - CFO

We don’t have a specific correlation at that level.

Garen Sarafian - Citigroup - Analyst

Got it. And I guess just keeping with that theme just as a follow-up, how has the market volatility impacting how you view M&A? I know you guys have a very strict guideline as to the return that it has to achieve. But with the volatility, I could see it both as a positive or a negative so just wondering how you are viewing it.

Susan DeVore - Premier, Inc. - President & CEO

Well, the good news I think for us is that we have all kinds of financial flexibility with our balance sheet and with our platform and with the depth and breadth of our offerings today. And so for us, we continue to the have the same corporate development focus. We continue to have a big pipeline. We are hoping that the volatility will bring the prices down in some cases to more reasonable levels and so we continue to be as active as we have always been.

Garen Sarafian - Citigroup - Analyst

Okay. Great. Thank you very much.

Operator

Eric Coldwell.

Eric Coldwell - Robert W. Baird & Company, Inc. - Analyst

Hello. Good afternoon. Thanks very much, guys. Just a couple of quick ones. First one on CECity, the incremental March revenue seasonality associated with PQRS. Should we be thinking more about the incremental margin drop through on that revenue? Is it a net positive because of the higher revenue stream or are there additional workload and caseload activities that would subsequently raise OpEx let’s say so we shouldn’t get overly aggressive on the margin profile of that stream?

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Craig McKasson - Premier, Inc. - CFO

This is Craig. It’s a good question, Eric. It’s really a balance. Obviously, the extent that the eCommerce channel is utilized that actually you would see the pull through to margin because it’s a very low touch approach in terms of how that revenue comes through the model. But to the extent we are actually doing larger-scale engagements with our healthcare providers across their system, there’s obviously a little bit more touch. I would expect incremental contributions but not wide dramatic swings because it’s not all through that eCommerce channel.

Eric Coldwell - Robert W. Baird & Company, Inc. - Analyst

Got it, and if I could shift gears to the two recent wins, Health Partners and MercyRockford, that you cited. You mentioned that those stemmed from some of the disruption in your competitor M&A. I want to step back a little bit. Given the long selling cycles that we have historically seen in this channel, I am curious whether you can inform us on whether those were potential customers you were talking to before the combination news hit the tape many months ago or were these conversations that came up afterward and if afterward, was it a result from that news. How would you weight the impact of the disruption in the channel as a deciding factor for those two account wins?

Susan DeVore - Premier, Inc. - President & CEO

I think as you know those wins take some time to have health systems work through the analysis and the details. I will say that the VHA-UHC combination was announced many months ago. And so there was some disruption associated with that. I think that as these were being evaluated, I think the discussion around our end-to-end supply chain capabilities and the differentiation of that along with the suspected or potential future disruption. You know, we’ve been competing with both of them individually for a long time and so now it’s just the added disruption of the two of them coming together. I think the true differentiation is what is driving these wins because we can bring analytics, GPO, physician preference, direct sourcing, all our clinical and population health bundled payment stuff to the table, and that’s a very different story.

Eric Coldwell - Robert W. Baird & Company, Inc. - Analyst

Now, I missed it. Just a quick technical item. Did you mention your retention rates for supply chain solutions and performance services on the call? If so, I missed it if you could reiterate that would be great.

Craig McKasson - Premier, Inc. - CFO

Eric, this is Craig. We didn’t restate the retention rates. We just stated that we continue to experience the high retention rates you have seen us previously talk about at our investor day last October. 97% kind of three-year average for GPO retention and 94% SaaS institutional renewal rates, and we continue to experience those.

Eric Coldwell - Robert W. Baird & Company, Inc. - Analyst

Okay. Great. Thanks, guys.

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Operator

Nicholas Jansen.

Nicholas Jansen - Raymond James & Associates, Inc. - Analyst

Hello, guys. Nice quarter. A lot has been asked but I’m going to dig a little bit deeper into the guidance. You beat consensus by $11 million or so of EBITDA in the first half of the year. The guidance raised was only about $5 million and then you look at the level of range about $19 million for the full year which would mean $19 million for the back half. I think this time last year you only had a $5 million to $10 million guidance range. I’m just trying to put all these pieces together. It seems like you have very good underlying momentum but then you look at the guidance and it appears a bit conservative. I’m just trying to get a better sense of some of the moving parts. I would assume that you can build off of the first half of the year but just wanted to — if there is any specifics there, that would be helpful. Thanks.

Craig McKasson - Premier, Inc. - CFO

Sure, Nick. This is Craig. A couple comments and then Susan and Mike can add any color if they want to. So first of all, I would highlight that we didn’t narrow our guidance range last year until the third quarter, so we would have had a broader range at this point in the year still as we are halfway through the year but continuing to evaluate how the full year will play out. From a standpoint of the range and where we are at in performance, we did have a very strong first half. We do continue to see utilization normalized in the GPO, and so we are continuing to keep an eye on that and make sure we don’t get over our skis in terms of expectations of what utilization could do. Again, we see it all over the board and we analyze our utilization, but if you look at what some of the public hospitals are talking about in terms of their performance, et cetera, we’re trying to just keep that in perspective.

And then I do think the year-over-year comps, again as I’ve mentioned in terms of what we are competing against in terms of growth year-over-year given that we had started to get the benefit of a lot of the conversions we had talked about, bringing new members into the fold a year ago, and the utilization trends we were seeing. We are confident in our ability to hit the revised guidance range that we put out. We think that with the right type of industry drivers and continued execution by us, we certainly have an ability to achieve at the upper end of that. But it is the revised guidance range that we are putting out.

Nicholas Jansen - Raymond James & Associates, Inc. - Analyst

That’s very helpful, Craig. And then lastly on CECity, it seems like there’s some new and expanding opportunities that you delineated outside of PQRS. Just wanted to get your views of were they already doing some of this background work before you acquired it? Have you guys accelerated some of these opportunities? Just wanted to get a better sense of where we are on some of these newer initiatives. Thanks.

Mike Alkire - Premier, Inc. - COO

We had been working with CECity probably 8 to 12 months before we actually did the acquisition. So we have been building synergies with them in the market over that period of time. I think it actually helped us in that we knew one another so that when we did come together we really could figure out how to leverage one another’s strengths. So when we were going to pharma, we had a very unique capability around our data and analytics. They had very unique capability around their registries and putting that together provided a very unique opportunity to go to pharma in a different way, a much stronger way than if we had independently gone.

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Susan DeVore - Premier, Inc. - President & CEO

And they did not do a lot in the IDN and health system space. They did a lot with physicians individually. They did some things with suppliers, some things with EHRs, but not big in the IDN space which we thought was a big, big channel for us to bring to them.

Nicholas Jansen - Raymond James & Associates, Inc. - Analyst

Great. Look forward to hearing more about it.

Operator

Gene Mannheimer.

Gene Mannheimer - Topeka Capital Markets - Analyst

Good afternoon. Thanks for taking the question, and congratulations. So two quick ones. You called out or rather you referenced three new EHR providers that you are partnering with. Can you tell us who those are? And second question, the EBITDA margin in supply chain looked like it was down about 100 basis points year on year and was hoping you could sort of reconcile that for us. Thanks.

Craig McKasson - Premier, Inc. - CFO

Well, with respect to supply chain services adjusted EBITDA margin, we do continue to have the normalization in that segment that you’re going to see as we grow our product businesses at a faster pace so it’s really business mix shift. If you actually look at the individual components of our products versus our GPO activity, both of those maintained and actually exceeded the margin in the second quarter and on a year-over-year basis. So as we have talked about in the past, Gene, that’s really business mix. As we grow lower margin products businesses where we’re taking title to product and so as a result, the resulting EBITDA margin is going to be lower on that at a faster pace than the more mature and larger GPO business that operates at a very high EBITDA margin.

Susan DeVore - Premier, Inc. - President & CEO

And on the question of CECity and the EHR vendors, we can say Athena and three additional EHR vendors.

Gene Mannheimer - Topeka Capital Markets - Analyst

Okay. Thank you.

Operator

I would like to turn it back over to management for any closing or final remarks.

PREMIER, INC.

Fiscal 2016 Second Quarter Conference Call Transcript

Susan DeVore - Premier, Inc. - President & CEO

So thank you all for spending time with us this evening. We are more than halfway through fiscal 2016, and we look forward to the rest of the year with confidence in our business model, in the integration of our acquisitions and in the relationships that we continue to build with our healthcare providers. We are looking forward to talking with you again in May when we will report fiscal third-quarter results and I’m sure we will see and talk with many of you before then. Thanks so much. Operator, you may now close the call.

Operator

Thank you. This does conclude today’s conference. You may now disconnect and have a wonderful evening.